SCHEDULE 14C INFORMATION

         Information Statement Pursuant to Section 14(c)
       of the Securities Exchange Act of 1934, as amended
                        (Amendment No.__)

Check the appropriate box:

[   ]  Preliminary Information Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d) (2))
[ X ]  Definitive Information Statement

                    INTAC INTERNATIONAL, INC.
        (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required.
[   ]  Fee computed on table below per Exchange Act Rules 14c-5(g)
        and 0-11.

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
             Rule  0-11:*

        (4)  Proposed maximum aggregate value of transaction:

        (5)  Total fee paid:

* Set forth the amount on which the filing fee is calculated and state how it was determined.

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by
       Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)  Amount Previously Paid:

        (2)  Form, Schedule or Registration Statement No.:

        (3)  Filing Party:

        (4)  Date Filed:

                    INTAC INTERNATIONAL, INC.
                Unit 3-5, 17/F., Clifford Centre
                   778-784 Cheung Sha Wan Road
                       Kowloon, Hong Kong

           ------------------------------------------
                      INFORMATION STATEMENT
                               AND
            NOTICE OF ACTION TAKEN WITHOUT A MEETING
           ------------------------------------------

     This information statement is being furnished in connection with action taken by one or more shareholders holding a majority of the voting power of our company. On April 19, 2002, our board of directors approved the nomination of Messrs. Wei Zhou, Hans Schuld and J. David Darnell to continue as members of our board of directors and authorized the submission of these nominees to a vote of our shareholders.

     Pursuant to Section 78.320 of the Nevada General Corporation Law, the holders of a majority of a corporation's voting power may take any action by execution of a written consent that could have been taken at a meeting of the stockholders. As of April 22, 2002, we had 19,089,455 shares of our common stock outstanding, with each holder of common stock entitled to cast one vote for each share of common stock then registered in such holder's name. On April 22, 2002, Wei Zhou, our Chief Executive Officer, President and a director, executed a written consent with respect to the 11,950,000 shares of common stock owned by him (representing 62.6% of the total outstanding shares) voted "for" the election of each of the nominated directors. The re-election of the nominated directors will be effective on May 20, 2002 (20 calendar days following the mailing of this information statement).

     There will not be a meeting of shareholders, and none is required under Nevada General Corporation Law when an action has been approved by written consent of the holders of a majority of the outstanding shares of our common stock.

     This information statement is first being mailed on or about
April 30, 2002, to the holders of our outstanding common stock as of April 22, 2002, the date the shareholder written consent was signed and delivered to us.


                WE ARE NOT ASKING YOU FOR A PROXY
          AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

              REELECTION OF THE BOARD OF DIRECTORS

     On April 19, 2002, our board of directors approved the nomination of the following individuals for re-election to our board and authorized submission of these nominees to a vote of our shareholders:

          Wei Zhou is our Chief Executive Officer, President and Secretary. Mr. Zhou became a director on October 12, 2001. Mr. Zhou is responsible for all of our day-to-day operations. From January 1997 through September 27, 2001, Mr. Zhou served as Managing Director of Tai Pan Trading GmbH, a Frankfurt, Germany-based enterprise that distributes mobile telecommunications equipment worldwide.

          Hans Schuld is a retired executive from IBM. Mr. Schuld became a director on October 12, 2001. In 1993, Mr. Schuld accepted a position with IBM's European Headquarters serving as Program Manager of RS6000 Supply and Demand Operations for Europe and certain emerging countries in the Middle East and Africa. Mr. Schuld retired from IBM in June 2000.

          J. David Darnell is the Senior Vice President and Chief Financial Office of Nucentrix Broadband Networks, Inc. (Nasdaq: NCNX), a provider of broadband wireless Internet and multichannel video services. Mr. Darnell became a director on October 15, 2001. From 1997 to October 2000, he served as Senior Vice President and Chief Financial Officer of ILD Telecommunications, Inc., a nationwide facilities-based provider of prepaid phone services and telecommunications outsourcing services. From 1993 to 1997, Mr. Darnell was Senior Vice President, Finance and Chief Financial Officer for SA Telecommunications, Inc., a publicly held, full-service interexchange carrier that provided a wide range of telecommunications services. From 1990 to 1993, Mr. Darnell served as Chief Financial Officer of Messagephone, Inc., a telecommunications technology and intellectual property firm. Before that, Mr. Darnell served as a financial executive in several other industries, including insurance, transportation, manufacturing and real estate.

ACTION BY CONSENT OF OUR SHAREHOLDERS

     On April 22, 2002, Wei Zhou, holder of 11,950,000 shares of our common stock (representing 62.6% of the total shares outstanding), voted for the re-election of the current board of directors. Mr. Zhou is our Chief Executive Officer, President,
Secretary and a member of our board of directors.

     The re-election of the board of directors will be deemed approved by the shareholders of the company on May 20, 2002, which is the date 20 calendar days following the mailing of this information statement to our shareholders.

OUR BOARD OF DIRECTORS

     We currently have three directors. We anticipate increasing the size of the board of directors to accommodate one or more additional independent directors with appropriate industry, financial or business backgrounds. However, no assurances can be given that we will be successful in attracting such additional directors. Any vacancy occurring on the board of directors (including any vacancy caused by newly created directorships) may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by the sole remaining director. During the year ended December 31, 2001, our board of directors met ten time, and each of our directors attended at least 75% of the total of all such meetings.

COMPENSATION OF DIRECTORS

     Our directors presently serve without compensation, but are entitled to reimbursement for reasonable and necessary expenses incurred on our behalf. Our bylaws specifically grant our board of directors with the necessary authority to fix the compensation of the directors. Notwithstanding the foregoing, we have entered into a Consulting Services Agreement with Mr. Darnell, one of our directors, pursuant to which he provided certain financial and strategic services to us outside his role as a director. Either Mr. Darnell or the company can terminate the Consulting Services Agreement upon 30 days advance written notice. We paid Mr. Darnell a total of $6,901 under the terms of his Consulting Services Agreement.

COMPENSATION COMMITTEE

     We do not have a designated compensation committee. Officer compensation decisions are made by the full board of directors.

AUDIT COMMITTEE

     We do not have a designated audit committee. Audit committee decisions are made by the full board of directors.

SPECIAL COMMITTEE

     We established a special committee of the board, consisting of one director, Mr. Hans Schuld. The purpose of the special committee was to perform substantive review to and provide recommendations for action to the full board of directors on the terms and conditions of a reorganization transaction proposed to the Corporation by one of our directors, Mr. Wei Zhou. Mr. Schuld reviewed and recommended to the full board that it was in the best interest of the Company to accept Mr. Zhou's proposal. The full board approved this matter, and it became effective on October 13, 2001. The special committee stands, but has fulfilled its purpose. For details of this reorganization transaction, please see Certain Relationships and Related Transactions; Change of Control on page 5.

                      SECURITY OWNERSHIP OF
            CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows, as of April 22, 2002, the beneficial ownership of INTAC International, Inc. common stock held by (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each director; (3) each executive officer named in the Summary Compensation Table on Page 4; and (4) all directors and executive officers as a group. The address of each executive officer and director is c/o INTAC International, Unit 3-5, 17/F., Clifford Centre, 778-784 Cheung Sha Wan Road, Kowloon, Hong Kong.

                               Number of Shares       Percentage of
Name of Beneficial Owners   Beneficially Owned (1)    Ownership (2)
-------------------------   ----------------------  -----------------
Executive Officers and
Directors:
   Wei Zhou                       11,950,000              62.6%
   Hans Schuld                        0                    0
   J. David Darnell                   0                    0
All Executive Officers and
 Directors as a Group
 (4 persons)                      11,950,000              62.6%


-------------------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise noted, the foregoing individuals have sole voting and investment control with respect to the shares beneficially owned by them.

(2) We have calculated the percentages using 19,089,455 shares of common stock outstanding as of April 22, 2002.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the U.S. securities laws, directors, certain executive officers and persons holding more than 10% of our common stock must report their initial ownership of the common stock, and any changes in that ownership, to the Securities and Exchange Commission. The Securities and Exchange Commission has designated specific due dates for these reports. Based solely on our review of copies of the reports filed with the Securities and Exchange Commission and written representations of our directors and executive officers, we believe all persons subject to reporting filed the required reports on time in 2001.

                           MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors and their ages are as follows:

          Name            Age                 Position
------------------------  ---  --------------------------------------
Wei Zhou                   32  Chief Executive Officer, President,
                                 Secretary and Director

James H. McAlister         45  Vice President-Finance (Principal
                                 Financial and Accounting Officer)

Hans Schuld                54  Director

J. David Darnell           56  Director

     Wei Zhou  - Please see biography of Mr. Zhou on page 2.

     James H. McAlister became our Vice President-Finance on January 21, 2002. He also serves as our Principal Financial and Accounting Officer. Mr. McAlister, a Certified Public Accountant, most recently served as Vice President-Finance of Ascendant Solutions, Inc. a public company previously listed on the Nasdaq Stock Market's National Market. While at Ascendant Solutions, Mr. McAlister formulated and implemented financial management strategy guiding Ascendant through its Initial Public Offering. Mr. McAlister's career also includes senior management positions with MilBrands, Inc. Browning-Ferris Industries, Inc. Mr. McAlister is a 1979 graduate of The University of Iowa. Mr. McAlister is based in Dallas, Texas and reports directly to Mr. Zhou and the board of directors.

     Hans Schuld - Please see biography of Mr. Schuld on page 2.

     J. David Darnell - Please see biography of Mr. Darnell on page 2.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table provides summary information concerning compensation paid by us to our Chief Executive Officer and other named executive officers, if any, who earned more than $100,000 in salary and bonus for all services rendered in all capacities during the fiscal year ended December 31, 2001.

                  Summary Compensation Table (1)
 ----------------------------------------------------------------
                                             Annual Compensation
                                           -----------------------
 Name and Principal Position(s)    Year            Salary
 ------------------------------  --------  -----------------------

 Wei Zhou                          2001          $31,614(2)
  President and Chief Executive    2000               -
  Officer (Since October 2001)     1999               -
                                                      _

--------------------
(1) In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted for the named executive officer because the aggregate amount of these perquisites and other personal benefits was less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the named executive officer in 2001.

(2)  Mr. Zhou became employed by INTAC International in October
     2001. Mr. Zhou's annualized salary for 2001 was $120,000.

     No other employee of the company receives an annual salary of more than $100,000.

STOCK OPTIONS

     We have never granted stock options to any of our executive officers, employees or others, including under the 2001 Long Term
Incentive Plan.

EMPLOYMENT CONTRACTS

     On October 16, 2001, we entered into an employment agreement with Wei Zhou to serve as our Chief Executive Officer and President. The agreement is effective through October 16, 2004 and will automatically renew for successive one-year periods. Under the agreement, Mr. Zhou receives a base salary of $120,000 per year. In addition, Mr. Zhou is entitled to receive an annual bonus at the discretion of the board of directors.

     The agreement with Mr. Zhou may be terminated by us at any time for cause. However, if his employment is terminated by us without cause (as such term is defined in the employment agreement) then, we are obligated to pay Mr. Zhou an amount equal to the greater of (a) all amounts that would have been paid had he remained through the then-existing term or (b) an amount equal to 12 months base salary.

     If Mr. Zhou is terminated for cause, by mutual agreement, or upon death or disability, he will be paid only through the date of termination.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CHANGE OF CONTROL

     Pursuant to a Stock Purchase Agreement dated September 28, 2001 between Grayson Hand and Wei Zhou (the "Stock Purchase Agreement"), 7,000,000 shares of our common stock held by Mr. Hand, our former Chief Executive Officer, were sold to Mr. Zhou in a privately negotiated transaction consummated October 1, 2001. After this transaction, which resulted in a change in control of Commodore Minerals, Mr. Hand held no additional shares of our common stock.

     Pursuant to the Agreement and Plan of Reorganization dated October 13, 2001 (the "Reorganization Agreement"), we acquired ownership of all of the outstanding shares of Intac International Holdings Limited, a Hong Kong corporation, and its wholly owned subsidiary, New Tech Handels GmbH, a German corporation (collectively the "INTAC Operating Companies"). This resulted in Mr. Zhou receiving an additional 4,950,000 shares of our common stock directly from us in connection with the Reorganization Agreement. Mr. Zhou was the former controlling shareholder for Intac International Holdings Limited. This transaction closed as of October 13, 2001. As a result, Mr. Zhou currently owns 11,950,000 shares of our common stock representing approximately 62.6% of the issued and outstanding shares of capital stock of Commodore Minerals.

     Pursuant to the Stock Purchase Agreement, Wei Zhou and Hans Schuld became directors of the Company on October 12, 2001 and the former directors, Grayson Hand and Gordon Keevil, resigned. Apart from the transactions contemplated by the Stock Purchase Agreement, the new directors appointed J. David Darnell as an additional member of the board of directors of Commodore Minerals.

     Pursuant to the Reorganization Agreement, we issued 4,950,000 shares of our common stock to acquire 99% of the shares of the INTAC Operating Companies from Wei Zhou, our current Chief Executive Officer and a director. The remaining 1% of the stock of the INTAC Operating Companies was acquired from Ms. Yip Yin Kwan, an employee of the INTAC Operating Companies, for an additional 50,000 shares of our common stock. We determined the number of shares to be issued in the exchange after consideration of the relative values of each of the entities involved. In light of Mr. Zhou's control of, and interest in, the INTAC Operating Companies, the transaction involving them has been approved by Mr. Hans Schuld, individually, in his capacity as the then-existing sole disinterested director of the company. After the transaction, we added Mr. J. David Darnell as another qualified independent director to our company.

                 INDEPENDENT PUBLIC ACCOUNTANTS

THE COMPANY'S AUDITORS FOR FISCAL YEAR 2001

     KPMG LLP ("KPMG") audited our financial statements as of December 31, 2001 and for the period from January 3, 2001 (date of inception) to December 31, 2001 (the "2001 Financial Statements"). KPMG's report on our 2001 Financial Statements contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. We are not recommending the ratification of a principal accountant for fiscal year 2002, because none has been selected as of the date of this information statement.

     Effective April 18, 2002, KMPG resigned as our principal accountants. We were notified of KPMG's resignation by letter dated April 18, 2002. Accordingly, we are currently in the process of interviewing accounting firms to replace KPMG and we expect to announce a suitable replacement therefor shortly.

     In connection with the audit of our 2001 Financial Statements and during the subsequent interim period through April 18, 2002, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of KPMG would have caused it to make reference thereto in connection with its opinion to the subject matter of the disagreement, except as follows:

     Certain matters involving internal control that KPMG considered to be reportable conditions under standards established by the American Institute of Certified Public Accountants were communicated by KPMG in writing to our board of directors on April 11, 2002. This communication indicated that, in the opinion of KPMG, we did not have personnel with adequate knowledge of the SEC's rules and regulations regarding the application of accounting principles generally accepted in the United States of America and that KPMG recommended that we continue to expand our finance department to include such personnel. We have authorized KPMG to respond fully to inquiries of the successor accountant concerning this item.

     Without agreeing with the conclusions reached in KPMG's letter dated April 11, 2002, we advise that we have, since the first quarter of 2002, become aware of the need to retain additional senior management personnel with finance and public accounting experience so as to expand these capabilities commensurate with our growth. We expect to announce one or more such additions shortly. Our board of directors does not believe that its decision to delay the expansion of its finance department has affected the quality of our consolidated financial statements for any period previously reported.

DISMISSAL OF MORGAN & COMPANY

     Prior to engaging KPMG as our principal accountants, we dismissed Morgan & Company, Chartered Accountants ("Morgan") as our independent accountants on October 13, 2001. Our board of directors recommended and approved this change in our independent accountants. Morgan audited our financial statements for the historic business of Commodore Minerals, Inc. for period from its inception (September 20, 2000) to November 30, 2000 and for the period from December 1, 2000 through September 30, 2001. We elected to change our independent accountants upon our acquisition of INTAC International Holdings Limited, a Hong Kong corporation, controlled by Wei Zhou, which followed Mr. Zhou's acquisition of control of our company on October 1, 2001. Morgan's reports did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to certainty, audit scope or accounting principles. Since inception, there were no disagreements with Morgan on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Morgan, would have caused Morgan to make reference to the subject matter of the disagreement in connection with its report. On October 13, 2001, we selected KPMG LLP as our independent accountants to audit our consolidated financial statements for the fiscal year ending December 31, 2001.

AUDIT FEES FOR FISCAL YEAR 2001

     For the year ended December 31, 2001, KPMG billed the Company an aggregate of $147,000 for professional services rendered for the audit of the Company's 2001 Financial Statements and an additional $9,425 for its assistance with the filing of other filings the Company made during 2001 with the Securities and Exchange Commission. KPMG did not perform any non-audit related consulting or tax work during 2001. Accordingly, our board of directors has determined that KPMG has retained its independence.

                     ADDITIONAL INFORMATION

     PLEASE READ THIS ENTIRE DOCUMENT. Further information is available by request or can be accessed on the Internet. We are subject to the informational requirements of the Exchange Act, and in accordance therewith, file annual and quarterly reports, proxy and/or information statements and other information with the SEC. Reports, proxy statements and other information we file can be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov or at other Internet sites such as http://www.freeedgar.com. A copy of any public filing is also available, at no charge, by contacting James H. McAlister at 972-934-6563.

                              By Order of the Board of Directors


                              /s/ WEI ZHOU
                              ----------------------------------
                              Wei Zhou

                              Kowloon, Hong Kong
                              April 29, 2002